CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement") is dated as of December 10, 2009, and is between ACURA PHARMACEUTICALS, INC., a New York corporation together with its subsidiary (“Acura”), and Garth Boehm, Ph.D. (“Consultant”).

WHEREAS Consultant is employed by Acura pursuant to an employment agreement made as of March 23, 2009 (the “Employment Agreement”);

WHEREAS, Consultant wishes to terminate the Employment Agreement;

WHEREAS, Acura desires to retain Consultant as an independent contractor to perform consulting services for Acura; and

WHEREAS, Consultant is willing to perform such services on the terms and conditions set forth herein.  NOW, THEREFORE, the parties agree as follows:

1.           Services and Compensation

(a)           Commencing on December 14, 2009 (the “Consulting Commencement Date”), Consultant agrees to provide to Acura consulting services, from time to time, and on a matter by matter basis, at Acura’s request to assist Acura, for example, (i) in conjunction with Acura’s outside patent counsel, in evaluating Acura’s issued patents and filed patent applications; (ii) in developing, authoring, and/or co-authoring new patent applications intended to encompass and protect commercially viable pharmaceutical products with abuse deterrent features and benefits; (iii) in reviewing draft patent applications authored by Acura staff; (iv) in conjunction with Acura patent counsel, evaluating competitive patents and published patent applications for freedom to operate and other relevant considerations; (v) in evaluating technical aspects of competitive and potentially competitive products in development with abuse deterrent features and benefits; (vi) in collaborating with Acura's technical staff regarding development of new modified-release oral solid dosage forms with abuse deterrent features using previously approved active and inactive pharmaceutical ingredients; and (vii) such other matters as may be requested by Acura from time to time during the term of this Agreement (“Services”); provided that prior to being obligated to perform any Service hereunder Consultant must agree in writing to perform such Service.  The Services will be performed by Consultant at such times and in such number of hours as shall be mutually agreed by Acura and Consultant.

(b)           In the performance of the Services hereunder, Consultant shall comply with all applicable federal, state and local laws, regulations and guidelines.

(c)           In consideration for the Services performed by Consultant, Acura agrees to pay the Consultant three hundred dollars ($ 300.00) per hour (the "Consulting Fee") and at 33% of the Consulting Fee for travel time, if any, relating to such Services.  Notwithstanding the foregoing, Consultant shall receive no Consulting Fee for the first forty (40) hours of Services performed by him hereunder.

(d)           In addition, reimbursement will be made to the Consultant by Acura for reasonable expenses incurred by the Consultant on Acura’s behalf, including reimbursement for travel, meals and lodging subject to Acura’s prior approval.

(e)           At the end of each month in which Services are rendered, Consultant shall provide an invoice to Acura and a copy of any receipts for any individual expense item exceeding $25.00.  All invoices shall include a daily written accounting and a brief description of the number of hours spent by the Consultant performing the Services, and expenses incurred.  All invoices shall be due and payable by Acura to Consultant within thirty (30) days after receipt by Acura.

2.           Protection of Confidential Information.  In view of the fact that the Consultant's work for Acura will bring him into close contact with the Company’s confidential information, including plans for future developments, the Consultant agrees to the following:

2.1           Secrecy.  During the Term (as defined in Section 5) and after the date of termination of this Agreement, Consultant will preserve the confidential nature of, and not use, disclose, reveal, or make accessible to anyone other than Acura’s officers, directors, employees, consultants or agents, otherwise than within the scope of his consulting duties and responsibilities hereunder, any and all documents, information, knowledge or data of or pertaining to Acura, its subsidiaries or affiliates, including, without limitation, the Aversion® Technology, or pertaining to any other individual, firm, corporation, partnership, joint venture, business, organization, entity or other person with which Acura or any of its subsidiaries or affiliates may do business during the Term (including licensees, licensors, manufacturers, suppliers and customers of Acura or any of its subsidiaries or affiliates) and which is not in the public domain, including trade secrets, "know how", names and lists of licensees, licensors, manufacturers, suppliers and customers, development plans or programs, statistics, manufacturing and production methods, processes, techniques, pricing, marketing methods and plans, specifications, advertising plans and campaigns or any other matters, and all other confidential information of Acura, its subsidiaries and affiliates (hereinafter referred to as "Confidential Information").  The restrictions on the disclosure of Confidential Information imposed by this Section 2.1 shall not apply to any Confidential Information that (i) was part of the public domain at the time of its receipt by the Consultant or becomes part of the public domain in any manner and for any reason other than an act by the Consultant, and (ii) Consultant is legally compelled (by applicable law, deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose, in which event the Consultant shall provide Acura with prompt notice of such requirement so that Acura may seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, the Consultant shall exercise reasonable efforts in good faith to obtain assurance that confidential treatment will be accorded such Confidential Information.

2.2           Return Memoranda, etc.  The Consultant hereby agrees to deliver promptly to Acura on termination of this Agreement, or at any other time Acura may so request, all memoranda, notes, records, email records, reports, manuals, drawings, blueprints and other documents (and all hard and soft copies thereof) relating to Acura's business and all property associated therewith, which the Consultant may then possess or have under his control.

2.3           Non-competition.  The Consultant agrees that he shall not at any time prior to one (1) year after the expiration or termination of this Agreement for any reason, own, manage, operate, be a director or an employee of, or a consultant to or provide any services, consultation or advice to any person, business, corporation, partnership, trust, limited liability company or other firm or enterprise ("Person") which is engaged in marketing, selling or distributing products, or in developing product candidates in or for the United States, which contain opioid anti-abuse or abuse deterrent technology or technology meant to achieve all or some of the same effects as Acura’s Aversion® Technology or are potentially competitive with: (a) Acura’s products or product candidates in development or (b) its licensee’s products or product candidates in development that contain Aversion® Technology or any similar abuse deterrent technology (hereinafter the “Non-compete”).  For avoidance of doubt, the Non-compete shall apply only to the extent that Consultant’s service, consultation or advice for any Person directly relates to opioid anti-abuse or abuse deterrent technology, including Acura’s Aversion Technology.  For avoidance of doubt, product candidates are as evidenced by the current written product development plan and/or business plan of Acura at the time of termination of this Agreement and/or described in Acura’s most recent filing on Form 8-K, Form 10-K or Form 10-Q with the Securities and Exchange Commission as of the date of the termination of this Agreement.  If any of the provisions of this Section 2.3, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or provisions, which shall be given full effect, without regard to the invalid portions.  If any of the provisions of this Section 2.3, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provision shall then be enforceable.  In the event  that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Acura's right to the relief provided for herein in the courts of  any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

2.4           Injunctive Relief.  The Consultant acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of the provisions of Sections 2.1, 2.2, or 2.3 hereof will cause irreparable injury and incalculable harm to Acura, and Acura shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by Acura to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which Acura may have with respect to such breach or threatened breach.

2.5           Expenses of Enforcement of Covenants.  In the event that any action, suit or proceeding at law or in equity is brought to enforce the covenants contained in Section 2.1, .2 or 2.3, hereof or to obtain money damages for the breach thereof, the party prevailing in any such action, suit or other proceeding shall be entitled upon demand to reimbursement from the other party for all expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred in connection therewith.

2.6           Non-Solicitation.  The Consultant covenants and agrees not to (and not to cause or direct any Person to) hire or solicit for employment any employee of Acura or any of its subsidiaries or affiliates.  The prohibitions of this Section 2.6 shall apply for six (6) months following the termination of this Agreement.

2.7           Information of other Parties. In performing the Services, Consultant shall not improperly use or disclose any proprietary information or trade secrets of, any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant.  Consultant shall not bring onto the premises of Acura any unpublished document or proprietary information belonging to any prior or current employer, person or entity unless consented to in writing by such employer, person or entity.  Consultant shall indemnify Acura and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorney's fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party's rights resulting in whole or in part from Acura's use of the work product of Consultant under this Agreement.

3.           Ownership Rights.

(a)           Consultant acknowledges and agrees that Acura will be the exclusive owner of all deliverables created by Consultant in the performance of the Services, including, without limitation, all data, information, products, processes and technology.  Without limiting the foregoing, all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Consultant, solely or in collaboration with others, during the term of this Agreement as a result of Consultant's performance of the Services (collectively, "Inventions") will be the sole property of Acura.  Consultant shall assign (or cause to be assigned) and does hereby assign fully to Acura all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

(b)           Consultant shall assist Acura, or its designee, at Acura's expense, in every proper way to secure Acura's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Acura of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that Acura may deem necessary in order to apply for and obtain such rights and in order to assign and convey to Acura, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Consultant's obligation to execute or cause to be executed, when it is in Consultant's power to do so, any such instrument or papers will continue after the termination of this Agreement.

(c)           If, in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, then Consultant hereby grants to Acura a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.

(d)           If Acura is unable for any reason to secure Consultant's signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to Acura above, then Consultant hereby irrevocably designates and appoints Acura and its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.           Conflicting Obligations.

(a)           Consultant hereby represents that he has no agreement or obligation that conflicts with any of the provisions of this Agreement or that preclude Consultant from complying fully with the provisions of this Agreement.  Consultant shall not enter into any such conflicting agreement during the term of this Agreement.  Nothing in this Agreement shall preclude the Consultant from providing     consulting services to others where there are no conflicts with the provisions of this Agreement.  Consultant warrants and represents that Consultant has never been, is not currently, and during the term of this Agreement, will not become an individual who has been debarred by the FDA pursuant to 21 U.S.C. 335(a) or (b) (“Debarred Individual”) from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual.

5.           Term and Termination.

(a)           The term (the “Term”) of this Agreement will commence on the Consulting Commencement Date and will continue until the earlier of (i) the second (“2nd”) annual anniversary of the date hereof or (ii) the termination of this Agreement pursuant to Sections 5(b) or 5(c).

(b)           Acura may terminate this Agreement (i) for convenience, upon ninety (90) days’ prior written notice to Consultant, or (ii) immediately and without prior notice if Consultant is in breach of any material provision of this Agreement.

(c)           Consultant may terminate this Agreement for convenience upon ninety (90) days’ prior written notice to Acura, provided Consultant has performed at least forty (40) hours of Services hereunder for Acura.

(d)           Upon termination of this Agreement, all rights and duties of the parties toward each other shall cease except: (i) that Acura shall pay to Consultant, within 30 days of the effective date of termination, all amounts owing to Consultant for Services completed and accepted by Acura through the termination date, and (ii) Section 2 (Protection of Confidential Information), Section 3 (Ownership Rights),  Section 7 (Independent Contractors and Benefits), Section 8 (Arbitration), Section 9 (Indemnification) and Section 12 (Other Provisions) will survive the termination of this Agreement.

6.           Assignment.

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the prior written consent of Acura.  Acura may not assign any of its rights or obligations under this Agreement without the prior written consent of Consultant except in connection with the sale of all or substantially all of Acura's business, whether by means of a merger, sale of stock, sale of assets, or otherwise.

7.           Independent Contractors and Benefits.

Consultant will at all times perform the Services as an independent contractor.  Nothing in this Agreement will in any way be construed to constitute the Consultant as an agent, employee or representative of Acura.  Consultant shall report as income all compensation received by Consultant pursuant to this Agreement and shall pay all self-employment and other taxes thereon.  Effective on the Consulting Commencement Date, Consultant will not be entitled to any Acura-sponsored benefits, including, without limitation, paid vacation, sick leave, medical insurance, and 401(k) participation.  If Consultant is reclassified by a state or federal agency or court as an employee of Acura, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Acura's benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

8.           Arbitration.

(a)           Except as provided in Section 8(c) below, Acura and Consultant agree that any dispute or controversy arising out of, relating to or in connection with the interpretation, validity, construction, performance, breach or termination of this Agreement will be settled by binding arbitration to be held in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  The arbitrator may grant injunctions or other equitable relief in such dispute or controversy.  The decision of the arbitrator will be final, conclusive and binding on the parties.  Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction.

(b)           Acura and Consultant shall each pay one-half of the costs and expenses of such arbitration and each party shall separately pay its counsel fees and expenses, unless otherwise directed by the arbitrator.

(c)           The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of the above agreement to arbitrate and without abridgment of the powers of the arbitrator.

(d)           CONSULTANT HAS READ AND UNDERSTANDS SECTION 8, WHICH DISCUSSES ARBITRATION.  CONSULTANT UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, CONSULTANT AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT AS PROVIDED IN SECTION 8(c).  THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF CONSULTANT'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO THIS AGREEMENT.

9.           Indemnification.

(a)           Consultant shall indemnify and hold harmless Acura and its directors, officers, and employees from and against any and all expenses, damages, claims, suits, actions, judgments and costs (including but not limited to attorneys' fees) arising directly or indirectly from (i) any negligent, reckless or intentionally wrongful act of Consultant, (ii) a determination by a court or agency that the Consultant is not an independent contractor, or (iii) any breach by the Consultant of any of the covenants contained in this Agreement.

(b)           Except as otherwise provided in Section 9(a), Acura shall indemnify and hold Consultant harmless from and against any and all expenses, damages, claims, suits, actions, judgments and costs (including but not limited to attorneys' fees) arising from Consultant's performance of the Services.  Acura's obligation to defend and indemnify Consultant is conditioned upon Consultant (1) giving prompt written notice to Acura of the claim, (2) allowing Acura to have sole and exclusive control of the defense of the claim and any settlement negotiations, including the exclusive authority to compromise any claim and make all strategy decisions regarding all facets of the litigation or matter, and (3) at Acura's reasonable request and expense, assisting Acura in such defense.

10.           Notices.

Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery will be deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt.  In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to Acura:	If to Garth Boehm, Ph.D.:

Acura Pharmaceuticals, Inc.	Garth Boehm, Ph.D.
616 N. North Court Suite 120	530 Mountain Avenue
Palatine, Illinois 60067	Westfield, NJ 07090
Attention: President & CEO

11.           Termination of Employment Agreement.

Consultant’s employment and the Employment Agreement are deemed terminated by Consultant as of the Consulting Commencement Date without Good Reason (as defined in the Employment Agreement) and Acura agrees that Consultant shall not be in breach of the Employment Agreement by reason of such termination.  The provisions hereof (including, without limitation, those of Section 2 hereof) are in addition to, and not in derogation of, the surviving provisions of the Employment Agreement.  Acura and Consultant acknowledge that as of the Consulting Commencement Date Consultant has vested (i) in seven thousand (7,000) Commencement Date Restricted Stock Units (as defined in the Employment Agreement) and (ii) Commencement Date Options (as defined in the Employment Agreement) to purchase twenty-eight thousand (28,000) shares of Acura’s common stock, par value $.01 per share.  All Commencement Date Restricted Stock Units and Commencement Date Options not vested as of the Consulting Commencement Date are forfeited and shall terminate effective as of such date.  Commencement Date Options which vested prior to the Consulting Commencement Date must be exercised by Consultant within twelve (12) months of the Consulting Commencement Date, failing which the Commencement Date Options will terminate.  Consultant acknowledges that the Commencement Date Restricted Stock Units and Commencement Date Options are subject to the terms of their respective grant agreements (as appended to the Employment Agreement) and the underlying plans referenced in such grant agreements.

12.           Other Provisions

This Agreement is governed by the laws of the State of New York without giving effect to principles of conflict of laws.  This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.  The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, will not affect the validity of this Agreement as a whole, which shall at all times during the term of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACURA PHARMACEUTICALS, INC.

By:	/s/Andrew Reddick 12/10/09	By:	/s/Garth Boehm 12/8/09
	Andrew Reddick		Garth Boehm, Ph.D.
	President and Chief Executive Officer		Consultant